Exhibit 10.20

Recro Pharma, Inc.

Award Agreement for

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We are pleased to advise you that Recro Pharma, Inc. (the “Company”) hereby awards to you Restricted Stock Units, subject to your signing this Award Agreement (this “Agreement”).  The date of award of the Restricted Stock Units shall for all purposes be [__________], 201[__] (the “Grant Date”).

The Company maintains the Recro Pharma, Inc. Amended and Restated Equity Incentive Plan (the “Plan”), which provides the general terms and restrictions for certain equity incentive awards to the Company’s employees, consultants and directors.  These Restricted Stock Units are not awarded pursuant to the Plan, but rather are intended to constitute a non-plan based “inducement grant,” as described in Nasdaq Listing Rule 5635(c)(4).  Nonetheless, the terms and provisions of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if this award was granted pursuant to the Plan.

All capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.  In addition to the terms, conditions and restrictions set forth in the Plan, all terms, conditions and restrictions set forth in this Agreement are applicable to the award of Restricted Stock Units as evidenced hereby:

1.Grant Schedule.  Certain terms of the grant of Restricted Stock Units are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.

2.Grant of Restricted Stock Units.  As of the Grant Date, the Company hereby awards to you the number of Restricted Stock Units set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement

3.Grant Date.  The Grant Date of the Restricted Stock Units is set forth on the Grant Schedule.

4.Performance Target.  To the extent that the Grant Schedule includes a performance-based target, the Grant Schedule will specify the extent to which the Restricted Stock Units will be forfeited for failure to achieve the performance-based target.

5.Vesting.  Subject to the further provisions of this Agreement, the Restricted Stock Units will vest as set forth on the Grant Schedule (each date on which Restricted Stock Units vest being referred to as a “Vesting Date”).

6.Transferability.  The Restricted Stock Units are not transferable or assignable otherwise than by will or by the laws of descent and distribution.  Any attempt to transfer Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Stock Units.

7.Termination of Employment.  In the event of your termination of service with the Company and its Affiliates that is a “separation from service” within the meaning of section 409A of the Code and applicable Treasury Regulations issued under section 409A, all unvested Restricted Stock Units will vest or be forfeited according to the terms and conditions of the Grant Schedule, unless your employment agreement provides for a result that is more favorable to you.  To the extent compliance with the requirements of Treasury Regulation § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under section 409A of the Code to the issuance of Shares to you, then any issuance of Shares to you that would otherwise be made during the six-month period beginning on the date of such termination will be deferred and delivered to you immediately following the lapse of such six-month period.

8.Issuance of Shares.

a.Unless otherwise set forth on the Grant Schedule, within thirty (30) days following each Vesting Date (including any accelerated vesting date provided in the Grant Schedule or pursuant to the your employment agreement), the Company shall issue to the you, either by book-entry registration or issuance of a stock certificate or certificates, a number of Shares equal to the number of Restricted Stock Units granted hereunder that have vested as of such date.  Any Shares issued to you hereunder shall be fully paid and non-assessable.

b.The Company may require as a condition of the issuance of Shares, pursuant to Section 8(a) hereof, that you remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the issuance of such shares.  The Committee, in its sole discretion, may permit you to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the applicable issuance date, with fractional shares being settled in cash.

c.You will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Restricted Stock Units, until shares of Common Stock are issued in settlement of such Restricted Stock Units pursuant to Section 8(a) hereof.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, you will have all of the rights of a stockholder.

d.With respect to any grant of Restricted Stock Units that vests in whole or in part based on the Company's achievement of financial or operating results, if it is determined by the Committee that gross negligence, intentional misconduct or fraud you caused or partially caused the Company to restate all or a portion of its financial statements, the Committee shall, to the extent permitted by law, require repayment of Shares delivered pursuant to the vesting of the Restricted Stock Units, and/or effect the cancellation of unvested Restricted Stock Units, if (i) the vesting of the Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the extent of vesting of the Award would have been less had the financial statements been correct. The required repayment or cancellation shall be such as will put you in the same position relative to vesting of the Award as you would have been in had the financial statements been correct.

9.Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any Shares to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any Shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded.  The Committee may require, as a condition of the issuance of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding or stop order, as the Committee, in its sole discretion, deems necessary or desirable.  You specifically understand and agree that the Shares, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, you may be required to hold the shares indefinitely unless they are registered under the 1933 Act or an exemption from such registration is available.

10.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character by the of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.

11.Withholding.  The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable or property transferable you any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of this Award or other disposition of the Shares.

12.Right of Discharge Preserved.  The grant of Restricted Stock Units hereunder will not confer upon you any right to continue in service with the Company or any of its subsidiaries or Affiliates.

13.The Plan. By accepting this Award, you acknowledge that you have received a copy of the Plan, has read the Plan and is familiar with its terms, and accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan, as amended from time to time.  Pursuant to the Plan, the Board or its Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate.  By accepting this Award, you acknowledge and agree to accept as binding, conclusive and final all decisions or interpretations of the Board or its Committee upon any questions arising under the Plan.

14.Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

15.No Right of Continued Employment.  Nothing contained in the Plan or this Agreement shall restrict the right of the Company and/or its affiliates to terminate your employment or service.  Any termination of your employment or service, regardless of the reason therefor, shall have the consequences provided for in the Plan and this Agreement with respect to your rights under the Plan.

16.Amendment.  This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

17.Notice.  Any notice to be given to the Company shall be in writing and either hand delivered or mailed to the office of the President of the Company.  If mailed, it shall be addressed to the Company at 490 Lapp Road, Malvern, PA 19355.  Any notice given to you shall be addressed to you at your address as reflected in the personnel records of the Company, or at such other address as either party hereto may hereafter designate by like notice to the other.  Notice shall be deemed to have been duly delivered when hand delivered or, if mailed, on the fifth day after such notice is postmarked.

The Award is made by the Company as of the date stated in the introductory paragraph.

RECRO PHARMA, INC.

By:____________________________________

Gerri Henwood, President / Chief Executive Officer

In order to indicate your acceptance of the award of Restricted Stock Units granted by this Agreement subject to the restrictions and upon the terms and conditions set forth above and in the Plan, please execute and immediately return to the Company the enclosed duplicate original of this Agreement.

ACCEPTED AND AGREED,

Intending to be legally bound:

[NAME OF GRANTEE]

Date

[Grant Schedule]

Grant Schedule

Grantee’s name:
Grant Date:

1. Number of Restricted Stock Units granted:
2. Target Number of Restricted Stock Units granted: 3. Vesting Date:

If a Change of Control occurs, any outstanding Restricted Stock Units that are then still subject to vesting conditions shall become vested as of the date of such Change of Control, provided the Grantee remains an employee of the Company through such date.  If the Grantee terminates employment with the Company by reason of the Grantee’s death or Disability, the Restricted Stock Units will remain outstanding during the applicable performance period and will vest in full based on satisfaction of the applicable performance goal.

Unless otherwise provided for above, if the Grantee’s employment with the Company and its Affiliates terminates or is terminated for any other reason, any Restricted Stock Units that are then still subject to vesting conditions as of such date shall be immediately forfeited with no other compensation due to the Grantee.

A number of Shares equal to the number of vested Restricted Stock Units shall be issued to the Grantee, either by book-entry registration or issuance of a stock certificate or certificates, as soon as administratively practicable following the Vesting Date, but in no event later than 2½ months following the end of the calendar year containing the applicable Vesting Date.  Notwithstanding the foregoing, to the extent the Restricted Stock Units become vested as a result of Change of Control, a number of Stock Award Shares equal to such units will be issued to the Grantee not later than thirty (30) days following the date of such Change of Control.

Notwithstanding the foregoing, no Restricted Stock Units subject to this Agreement shall vest unless the Grantee has complied with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).  If the Restricted Stock Units subject to this Agreement would have vested pursuant to this Agreement but did not vest solely because the Grantee was not in compliance with all applicable provisions of the HSR Act, the Vesting Date and the Share issuance date for such Restricted Stock Units shall occur on the first date following the date on which such Restricted Stock Units would otherwise have vested pursuant to this Agreement on which the Grantee has complied with all applicable provisions of the HSR Act.